Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

National Oilwell Varco and Ameron Announce Closing of Merger

HOUSTON, Tex. and PASADENA, Calif. – October 5, 2011 – National Oilwell Varco (NYSE: NOV) and Ameron International Corporation (formerly NYSE: AMN) announced today that NOV has completed its acquisition of Ameron in a merger transaction valuing Ameron at approximately $777 million. The merger was first announced on July 5, 2011.

Pete Miller, Chairman, President and CEO of NOV, remarked, “We are pleased to welcome Ameron’s employees to the National Oilwell Varco family, and believe that together we have a very bright future ahead. Ameron has a long and proud history of serving its customers well, and our combined businesses will be exceptionally well positioned to offer unmatched products and technologies to the markets we serve. We are excited about jointly tackling the many new opportunities this combination creates.” James S. Marlen, outgoing Chairman, President and Chief Executive Officer of Ameron said, “The merger is a sound strategy; a win-win for Ameron’s stockholders and NOV. My sincere thanks to all, too numerous to mention, in this successful endeavor. And, my best wishes to Ameron employees and to NOV in the future.”

Ameron stockholders, with approximately 99% of votes received voting in favor of the merger, approved the merger at a special stockholder meeting held on October 5, 2011. The merger was effective when Ameron and NOV filed a certificate of merger with the Delaware Secretary of State’s office on October 5, 2011.

Pursuant to the merger, Ameron stockholders will receive $85 in cash for each share that they owned immediately prior to the merger. NOV acquired 100% of Ameron’s outstanding stock, and consequently Ameron’s stock will no longer be traded on the New York Stock Exchange. American Stock Transfer & Trust Company, the paying agent for the transaction, will mail letters of transmittal to all Ameron stockholders of record immediately prior to the merger with instructions on how to deliver their stock certificates to the paying agent in exchange for the merger consideration. Stockholders should not surrender their stock certificates until they have completed the letter of transmittal. Stockholders who held their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to receive the merger consideration.

As previously announced, Ameron declared a quarterly dividend of 30 cents per share of its common stock that is payable as of the closing date of the merger. Computershare Trust Company, Ameron’s stock transfer agent, will distribute the dividend to all Ameron stockholders of record as of October 3, 2011.

Ameron is a multinational manufacturer of highly engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Ameron is a leading producer of fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids, and specialized materials and products used in infrastructure projects, such as poles and construction materials in Hawaii. Ameron is also a leading provider of water transmission lines and fabricated steel products, such as wind towers. Ameron operates businesses in North America, South America, Europe and Asia, has a presence through affiliated companies in the Middle East, and has approximately 2,900 employees and 25 manufacturing locations on a worldwide basis.

NOV is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Ameron and NOV and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and, except as required by law, neither Ameron nor NOV undertakes any obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Ameron and NOV; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation or adverse judgments relating to the transaction; the failure to realize synergies and cost savings from the transaction or delay in realization thereof; and any changes in general economic and/or industry-specific conditions. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the documents filed respectively by Ameron and NOV with the Securities and Exchange Commission, including Ameron’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 27, 2011 and May 29, 2011, and NOV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, 713-346-7606
Chief Financial Officer, Executive Vice President
Clay.Williams@nov.com

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